EXHIBIT 99.1

PART III
NARRATIVE

On May 6, 2014, the Audit Committee of the Board of Directors (the “Audit Committee”) of Fibrocell Science, Inc. (the “Company”), in connection with an internal review initiated by Company management, concluded that, because of a misapplication of the accounting guidance related to certain of the Company’s warrants, the Company’s previously issued consolidated financial statements for all periods beginning with the quarterly period ended September 30, 2011 through December 31, 2013 (collectively, the “Affected Periods”) should no longer be relied upon.  As such, the Company will restate its financial statements for the following periods: (i) the years ended December 31, 2013, December 31, 2012 and December 31, 2011, and (ii) all quarterly periods of 2013 and 2012.

The Company intends to include (i) restated financial information for the years ended December 31, 2013, December 31, 2012 and December 31, 2011 in the Company’s Amendment No. 2 on Form 10-K/A for the year ended December 31, 2013 (the “Amended 2013 Form 10-K/A”), and (ii) restated financial information for the quarterly periods in 2013 and 2012 in the Company’s Amendments on Form 10-Q/A for the quarterly periods ended March 31, 2013, June 30, 2013, and September 30, 2013 (the “Amended 2013 Form 10-Q/A’s”).  As all material restatement information will be included in the Amended 2013 Form 10-K/A and the Amended 2013 Form 10-Q/A’s, the Company does not intend to amend any of its other previously filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.

As a result of the foregoing, the Company is unable to provide complete financial results for the quarterly period ended March 31, 2014.  The Company is still assessing the impact of the adjustments and calculating warrant values in various accounting periods.  However, these restatements will result in non-cash, non-operating financial statement corrections and will have no impact on the Company’s current or previously reported cash position, operating expenses, total operating, investing or financing cash flows, or net operating loss carryforward.

The Company is working diligently to complete the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 (the “2014 First Quarter Form 10-Q”) as soon as possible; however, given the scope of the process for the restatement of its financial results and financial statements and warrant value calculations, the Company is unable to complete and file the 2014 First Quarter Form 10-Q by the required due date of May 12, 2014 without unreasonable effort and expense.  The Company does, however, expect to file such report within five calendar days thereof.  The Company is also presently anticipating filing the Amended 2013 Form 10-K/A and each of the Amended 2013 Form 10-Q/A’s within the next two weeks, and in any event, on or before May 31, 2014.

The Company anticipates operating use of cash of approximately $6.0 million for the three months ended March 31, 2014. The Company anticipates revenues from product sales of $46,000 for the three months ended March 31, 2014 as compared to $26,000 for the corresponding period in 2013.  The Company anticipates cost of sales of $793,000 for the three months ended March 31, 2014 as compared to $2,213,000 for the corresponding period in 2013. The Company anticipates a gross loss of $747,000 for the three months ended March 31, 2014 as compared to $2,187,000 for the corresponding period in 2013. The decrease in both cost of sales and gross loss for the comparable period of approximately $1.4 million is primarily due to the transition away from the aesthetic market and to a focus on research and development. The Company anticipates selling, general and administrative expenses of $2,815,000 for the three months ended March 31, 2014 as compared to $2,210,000 for the corresponding period in 2013. The $0.6 million increase in SG&A expense for the current year period is due to increased compensation and related expense of $0.3 million, increased facilities and related expense and other expenses of $0.4 million, offset by a decrease in marketing expense of $0.1 million. The Company anticipates research and development expense for the three months ended March 31, 2014 of $7,438,000 as compared to $1,507,000 for the corresponding period in 2013. The Company also anticipates an operating loss of approximately $11,000,000 for the three months ended March 31, 2014 as compared to approximately $5,904,000 for the corresponding period in 2013. The increase in both R&D expense and operating loss for the current year period is primarily due to stock issuance costs of approximately $5.2 million in connection with a non-cash payment of a technology license fee.  The Company is unable to reasonably estimate its net income or loss for the three months ended March 31, 2014 as it has not yet finalized the impacts of the warrant liability restatement of certain previously issued financial statements as discussed above.

This Notification of Late Filing on Form 12b-25 includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: the review of the Company’s accounting, accounting policies and internal control over financial reporting; the preparation of and the audit or review, as applicable, of the 2014 First Quarter Form 10-Q, the Amended 2013 Form 10-K/A and the Amended 2013 Form 10-Q/A’s; and the subsequent discovery of additional adjustments to the Company’s previously issued financial statements. Actual events or results may differ materially from the Company’s expectations. In addition, our financial results and stock price may suffer as a result of this review and any subsequent determinations from this process or any actions taken by governmental or other regulatory bodies as a result of this process.  We do not undertake to update our forward-looking statements, except as required by applicable securities laws.